Exhibit T3A.44.2
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
ISELIN-JEFFERSON FACTORS, INC.
UNDER SECTION 805 OF THE
BUSINESS CORPORATION LAW
* * * * *
     WE, THE UNDERSIGNED, s. a. Hickox and Vincent Abbatiello, being respectively the president and the secretary of ISELIN-JEFFERSON FACTORS, INC. hereby certify:
     1. The name of the corporation is
          ISELIN-JEFFERSON FACTORS, INC. The original name was IJF, INC.
     2. The Certificate of Incorporation of said corporation was filed by the Department of State on the 20th day of December, 1971.
     3. (a) The Certificate of Incorporation is amended to change the name of the corporation.
         (b) To effect the foregoing, Article First relating to the name of the corporation is amended to read as follows:
     “First: The name of the corporation is: MANUFACTURES HANOVER COMMERCIAL CORPORATION.”

     4. The amendment was authorized in the following manner: By unanimous consent of the shareholders, entitled to vote thereon.
     IN WITNESS WHEREOF, we have signed this certificate on the 13th day of September   , 1973, and we affirm the statements contained therein as true under penalties of perjury.

/s/ S. A. Hickox
S. A. Hickox, President

/s/ Vincent Abbatiello
Vincent Abbatiello, Secretary